Exhibit 99.1

Imperial Holdings, Inc. Announces Intent to Conduct Rights Offering

BOCA RATON, Fla., May 14, 2015 — Imperial Holdings, Inc. (NYSE: IFT) (“Imperial” or the “Company”) announced today that it intends to conduct a rights offering (the “Rights Offering”) to issue up to 5,350,747 shares for a total of approximately $30,700,000.

Pursuant to the Rights Offering, Imperial will distribute one non-transferable subscription right (“Right”) for every four shares of common stock owned by shareholders of record at the close of business on May 26, 2015. No fractional rights will be distributed and no fractional shares will be issued. Each Right will entitle the holder to subscribe for one share of common stock at a price of $5.75 per share. The subscription period will commence on May 27, 2015 and terminate at 5:00 p.m., New York City time, on June 18, 2015 (the expiration date), unless extended.

Rights holders who fully exercise their Rights will be entitled to subscribe for additional shares of common stock not purchased by other Rights holders through their basic subscription privilege, subject to proration. If the Rights Offering is oversubscribed, the Company may, at the discretion of its Board of Directors, issue up to an additional 1,337,686 shares to honor over-subscription requests.

The Company intends to use the proceeds of the Rights Offering to make selective investments in the life settlement asset class and for general corporate purposes, including premium payments and working capital.

The Company expects Antony Mitchell, its Chief Executive Officer and a director and the other members of its Board of Directors to participate in the Rights Offering. The Company has also been informed that Bulldog Investors, LLC, an affiliate of certain of its directors and its largest shareholder, intends to subscribe for at least $10,000,000 of shares (inclusive of its oversubscription privilege). Shareholders who wish to exercise their Rights (and their over-subscription privilege) but who wish to limit their share ownership below 10% of the Company’s outstanding shares after the Rights Offering may elect to do so.

The Company expects to mail subscription certificates evidencing the Rights and a copy of the prospectus for the Rights Offering to record date shareholders beginning on or about May 27, 2015.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus, copies of which will be mailed to all eligible record date shareholders and can be accessed through the SEC’s website at www.sec.gov. A copy of the prospectus, when available, may be obtained from the information agent, D.F. King & Co., Inc., toll free at (877) 478-5045.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.